Exhibit 10.1

SALE AGREEMENT

(Township 9 Assets)

DATED AS OF June 15, 2018

by and among

T-9 Developers, LLC

a Delaware Limited Liability Company

First Capital Real Estate Operating Partnership, LP,

a Delaware limited partnership

First Capital Real Estate Trust Incorporated,

A Maryland corporation, Its General Partner

and

GADSDEN GROWTH PROPERTIES, INC., a Maryland corporation

and

GADSDEN GROWTH PROPERTIES, L.P., a Delaware limited partnership

i

Annex A            Defined Terms

Exhibit I              Subject Property Debt

ii

SALE AGREEMENT, dated as of June ___, 2018 (this “Agreement”), by and among the following Persons:

1.	T-9 Developers, LLC, a Delaware limited liability Company (“T-9 Developers”);

2.	First Capital Real Estate Operating Partnership, LP, a Delaware limited partnership (“FC OPCO” and, together with T-9 Developers, each a “Seller” and, collectively, the “Sellers”);

3.	First Capital Real Estate Trust Incorporated, a Maryland corporation (“FCRETI” and, together with the Sellers, each, a “Seller Party” and, collectively, the “Seller Parties”);

4.	GADSDEN GROWTH PROPERTIES, INC., a Maryland corporation (the “REIT”), and

5.	GADSDEN GROWTH PROPERTIES, L.P., a Delaware limited partnership (“OPCO”).

WHEREAS, the REIT desires to acquire the direct or indirect interests in certain real property and related assets and interests, including the Subject Property described below;

WHEREAS, the REIT intends (and will proceed using commercially reasonable efforts) to file a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) and list its shares on the OTC Markets such as the OTCQB market so that its shares of common stock, par value $0.01 (“Common Stock”) are eligible for listing and listed and traded on such market;

WHEREAS, the REIT may in lieu of filing the Registration Statement file a Form 10 Registration Statement (“Exchange Act Filing”) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and then list its shares of Common Stock on the OTC Markets such as the OTCQB;

Subject Property

WHEREAS the rights, benefits and interests of the Seller relative to the real property and related assets and interests (collectively, the “Subject Property”) to be transferred by the Sellers pursuant to the Agreement consists of the following:

1.	The following real property and improvements: fee simple interests generally consisting of those 23 parcels of land, with additional description listed in the Preliminary Report, and all improvements thereon, the land comprising approximately 62.6 gross acres and approximately 29.87 net developable acres (net of the sale of 1.8 acres and roadways, parks and open space, and land situated within the American River) and known as Lots 1, 2, 3, 5, 6 and 7, Lots A and B, and designated remainder 1 and designated remainder 2, as shown on the map entitled “Township 9 Phase 1, Subdivision No. P10_036”, filed for record November 13, 2012 in Book 378 of Final Maps, Page 1, Sacramento County Records and designated as Assessor’s Parcel Numbers 001¬0020-056, 001-0020—057, 001-0020-058, 001-0020-060, 001-0020-061, 001-0020-062, 001¬0020-063, 001-0020-064, 001-0020-066 and 001-0020-067 in the City of Sacramento, California and collectively referred to as the “Township Nine” project and inclusive of the Fee Credits such property and related assets and rights being collectively referred to herein as the “Underlying Property”;

2.	The limited liability company interests in Township Nine Owner, LLC, a Delaware limited liability company (the “Sold Entity”);

3.	The rights of Sold Entity to Capital Station Holdings, LLC, a Delaware limited liability company (“Capital Station Holdings”), Capital Station Member, LLC, a Delaware limited liability company (“Capital Station Member”), and Capital Station 65, LLC, a Delaware limited liability company (“Capital Station”, and together with Capital Station Holdings, and Capital Station Member, each, a “Sold Entity Subsidiary”).

In addition, the Subject Property is subject to certain other loans, advances or payment obligations (collectively, the “Subject Property Debt”) as summarized in Exhibit I to this Agreement, including the Secured Super-Priority Post-Petition Credit Agreement (the “DIP Credit Agreement”) between Capitol Station, as debtor, and SIM T9 Investors, LLC, assignee of Serene Investment Management, LLC as lender (the “DIP Lender”), which aggregate amount of the Subject Property Debt as of the Closing Date shall not be more than $54,536,430 plus $15,007.57 per diem from and after May 1, 2018 (the “Expected Mortgage Amount”) or such larger amount as approved by the REIT (the “Maximum Seller Mortgage Amount”);

Consideration to by paid by REIT

WHEREAS, the consideration for the purchase of the Sold Entity and the interests of the Sold Entity in the Subject Property is the number and classes of shares described in Section 1.02(b) (the “Transaction Shares”);

Ownership of the Sold Entity and its Subsidiaries

WHEREAS, the Sold Entity is currently owned, directly, by FC OPCO and T-9 Developers;

Ownership of certain Gadsden Entities

WHEREAS, Gadsden Realty Investments I, LLC, a Delaware limited liability company (“Gadsden Realty Investments”), is wholly-owned by Gadsden Investments Holdings LLC, a Delaware limited liability company (“Gadsden Holdings”), and is treated as a disregarded entity for income tax purposes;

WHEREAS, Gadsden Holdings is wholly-owned by OPCO and is treated as a disregarded entity for income tax purposes;

Capitalized Terms

WHEREAS, certain capitalized terms that are used in this Agreement shall have the respective meanings ascribed to them as set forth in Annex A attached hereto.

I.	THE SALE

Section 1.01        Sale of the Subject Property.

(a)          Sold Interests. On the Closing Date, each Seller shall sell, convey, transfer and assign (the “Sale”) all rights in, to and under the Sold Entity, including without limitation, all rights in, to and under the limited liability company interests (collectively, the “Sold Interests”) in the Sold Entity, owned or held or permitted to acquire by such Seller, in each case, to Gadsden Realty Investments, in exchange for the Transaction Shares to be issued to such Seller.

(b)          Liens.

(i)          Subject to the provisions of Section 1.01(b)(ii), the sale, conveyance, transfer and assignment of the Sold Interests shall be free and clear of all pledges, claims, liens, liabilities, charges, preferences, priorities, restrictions, encumbrances and security interests, in each case, of any kind or nature whatsoever (collectively, “Liens”);

(ii)         The Sold Interests are currently subject to the Liens listed on Schedule 1.01(b) (the “Subject Liens”). The Sold Interests will be purchased at the Closing subject to the Subject Liens.

Section 1.02        Consideration by the REIT.

(a)          Stock Consideration. The aggregate consideration or purchase price payable, subject to adjustments, by OPCO for the contributions or other conveyance, transfer and assignments of the Sold Interests is an amount the parties agree is equal to $33,463,570.00, which shall be paid by the REIT issuing and delivering the Transaction Shares, which shall be shares of its Series A Preferred Stock (“Series A Stock”), Series B Preferred Stock (“Series B Stock”) and Common Stock to the Sellers or their designee as directed by a payment direction letter delivered by the applicable Seller to the REIT, which consideration shall be subject to reduction as contemplated by Section 1.02(c).

(b)          Computation of the Number of Transaction Shares. For the purposes of this Agreement, the Transaction Shares shall be the following:

(i)           The following shares of capital stock of the REIT, subject to adjustment as provided in Section 1.02(b)(ii):

(A)         200,000 shares of the Convertible Series A Preferred Stock of the REIT (the “Series A Stock”);

(B)         2,241,357 shares of the Nonvoting Convertible Series B Preferred Stock of the REIT (the “Series B Stock”); and

(C)         605,000 shares of the Common Stock.

(ii)          The stock that is to be issued by the REIT under Section 1.02(b)(i) shall be subject to the following adjustments:

(A)         The sum of the following:

(1)           Decreased by the net amount of the customary pro rations as determined by the REIT for the increase in the obligations, including the liabilities or claims of Sold Entity or any of the Sold Entity Subsidiaries that is greater than such amount as of May 1, 2018, including increased obligations under the DIP Credit Agreement from the balance thereof as of May 1, 2018 including per diem interest of $15,010 per day from and including May 1, 2018 to the Closing Date; and

(2)           Decreased by the amount, without duplication of the foregoing, of the amount of the Subject Property Debt as of the Closing Date, as reasonably determined by the REIT that is in excess of the Maximum Seller Mortgage Amount; and

(3)           Decreased by the amount of transfer taxes that are required to be paid by Buyer or its Affiliates; and

(4)           Increased by the amount of obligations under the DIP Credit Agreement as of the Closing that are less than the Expected Mortgage Amount because the additional default interest is not allowed in the Bankruptcy Case.

(B)         With respect to any reduction of the number of the Transaction Shares:

(1)           The shares of Common Stock and shares of Series B Stock will have a deemed value of $10.00 per share.

(2)           The shares of Series A Stock will have a deemed value of $25.00 per share

(3)           The reduction of the Transaction Shares will be made pro rata on the basis of the deemed value of the shares of Common Stock, Series A Stock and Series B Stock to be issued under Section 1.02(b)(i).

(c)          Pro Rata Issuance of Transaction Shares. Subject to the provisions of Section 1.02(d), the Transaction Shares shall be issued (and held in the Escrow Account under the terms of the Escrow Agreement and the provisions of Section 5.03) at the Closing on a pro rata basis to T-9 Developers and FC OPCO, on the basis of their ownership of the Sold Entity, subject to any assignment of the rights and other adjustments by any such Person to any other Person in form reasonably acceptable to the REIT, including that the Person receiving such Transaction Shares agree to be jointly and severally liable with the Seller Parties under Section 5.03 on a non-recourse basis to the extent of the Transaction Shares (or the deemed value thereof) that are received by such Person. The parties agree that after giving effect to such assignment of rights and other adjustments, the Transaction Shares will be issued and delivered as provided in Schedule 1.02.

(d)          Series B Stock. The Series B Stock and the Common Stock that will be issued upon the conversion of the Series B Stock will be held in the Escrow Account and subject to the terms of the Escrow Agreement and the provisions of Section 5.03.

(e)          Additional Consideration.

(i)           In addition to the shares of the Transaction Shares (Series A Stock, Series B Stock and Common Stock) to be issued as provided in this Agreement, the REIT shall issue Series B Stock in the amount of up to $10,000,000 (based upon a deemed value of $10.00 per share, or 1,000,000 shares) to SRS, LLC, as designee of the Sellers, for such consideration (the “Earn-Out Payment”) based upon the terms and conditions set forth in this Section 1.02(e).

(ii)          The disbursement of the Earn-Out Payment shall be subject to the adjustment provided under Section 1.02(b)(ii)(A), on a pro rata basis with the Transaction Shares (on the basis of the deemed value of the Transaction Shares and the Earn-Out Payment).

(iii)         The first $5,000,000 of the Earn-Out Payment (“First Earn-Out Payment”) shall be due and payable upon the approval by the City of Sacramento of the improvement plans and final subdivision map;

(iv)         The second $5,000,000 of the Earn-Out Payment (“Second Earn-Out Payment”) shall be due and payable subject to the following additional terms and conditions:

(A)         The Second Earn-Out Payment shall be of no further force or effect in the event that the Property is sold in connection with a sale under 11 U.S.C. 363 in connection with the Bankruptcy Case;

(B)         The amount of the Second Earn-Out Payment shall be allocated pro rata (based upon gross acreage) among all of the parcels constituting the Property (including, without limitation, the parcels currently under contract for sale to Anthem Properties, subject to assignment to Evergreen Communities (“Anthem/Evergreen Parcels”);

(1)           With respect to the Anthem/Evergreen Parcels, the Second Earn-Out Payment allocable to the Anthem/Evergreen Parcels will be paid upon the earlier to occur of: (x) the closing of the purchase of the Anthem/Evergreen Parcels under the agreement current in place; (y) commencement of construction of buildings as evidenced by completion of foundations for the buildings on the Anthem/Evergreen Parcels;

(2)           With respect to all other parcels in the Property, the Second Earn-Out Payment allocable to each parcel will be paid upon the earlier to occur of (x) the sale of such subject parcel; (y)

(3)           commencement of construction of buildings as evidenced by completion of foundations by the REIT or any Affiliate of the REIT that is controlled by the REIT.

Section 1.03        Charter Documents. As of the Closing Date:

(a)          OPCO Partnership Agreement. The limited partnership agreement of OPCO (the “Partnership Agreement”) shall be substantially in the form as previously provided to the Sellers.

(b)         Disregarded Entities. Each of Gadsden Holdings and Gadsden Realty Investments shall at all times be wholly owned subsidiaries (direct or indirect) of OPCO and treated as disregarded entities for income tax purposes.

Section 1.04        Directors and Officers. The directors and officers of the REIT and its subsidiaries as of the Closing Date shall be such individuals as designated by the REIT.

Section 1.05        Release of Claims. Each Seller, for itself and on behalf of each of its Affiliates, hereby releases and discharges the Sold Entity and each Sold Entity Subsidiary from and against each claim that such Seller or any of its Affiliates has against the Sold Entity or any Sold Entity Subsidiary, including all payables by the Sold Entity or any Sold Entity Subsidiary and each claim any Seller or any of their Affiliates that have been made in the Bankruptcy Case and including the payables by Capital Station listed on Schedule 1.05.

II.	CONDITIONS PRECEDENT

Section 2.01        Conditions Precedent. The respective obligations of each party to effect the transactions described in ARTICLE I and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the mutual consent of Sellers and the REIT:

(a)          Consents. The parties have received all consents necessary to effectuate the transactions contemplated by this Agreement including, without limitation, the following:

(i)           The consent of each of T-9 Developers, FC OPCO and FCRETI to take such actions to consummate the transactions contemplated by Article I and the other transactions contemplated by this Agreement, including any consents required by the members or shareholders in any such Person; and

(ii)          The consent of the REIT for it, and OPCO and its subsidiaries, to take such actions to consummate the transactions contemplated by Article I and the other transactions contemplated by this Agreement.

Section 2.02        Conditions in Favor of the REIT. The respective obligations of the REIT to effect the transactions described in ARTICLE I and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the REIT:

(a)          Liens Affecting Subject Property.

(i)           The Underlying Property shall not be subject to any Liens other than the Liens related to the Subject Property Debt, customary title encumbrances that do not decrease the estimated fair value of the Underlying Property as of the date of this Agreement by more than $20,000 or other Liens exceptions and exclusions described in the Preliminary Report issued on April 25, 2018 Old Republic National Title Insurance Company (Madison Title Agency LP) (“Title Company”) such report (“Preliminary Report”) or other Liens other than for such matters that are described in Schedule 2.02 which references specific matters in the record in the bankruptcy case of the Sold Entity and the Sold Entity Subsidiaries, as debtors, in the United States Bankruptcy Court for the Eastern District of California (the “Bankruptcy Court”) (Case No. 17-23627) (the “Bankruptcy Case”);

(ii)          The Sold Interests shall not be subject to any Liens other than the Subject Liens;

(b)         Materiality. The amount of the liabilities and obligations with respect to the Subject Property, including entity level payables, liabilities, or assumed obligations, and claims in the Bankruptcy Case shall be not more than $15,000 or such greater amount that is acceptable to the REIT;

(c)          Operating Expenses. There shall not have been any material adverse change with respect to the Underlying Property, including any additional claims in the Bankruptcy Case or any events that are expected to materially change the operating expenses of the Underlying Property; and

(d)          No Breach of Representation or Warranty. There shall be no material breach of any representation or warranty of the Seller Parties set forth in this Agreement.

Section 2.03        Conditions in Favor of the Sellers. The obligations of the Sellers to effect the transactions described in ARTICLE I and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by any of the Sellers:

(a)          Issuance of Transaction Shares. The REIT shall have authorized the issuance of the Transaction Shares and delivered the Transaction Shares as provided in Article III; and

(b)          No Breach of Representation or Warranty. There shall be no material breach of any representation or warranty of REIT or OPCO set forth in this Agreement.

III.	CLOSING

Section 3.01        Closing. The closing of the Sale and the other transactions described in Section 1.01 and the issuance of the Transaction Shares effective on the Closing Date described in Section 1.02 (the “Closing”) shall take place as promptly as practicable on or after the date of this Agreement unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, unless another place is agreed to in writing by the parties hereto. For the avoidance of doubt, there is no obligation that any representative of any Seller be physically present at the Closing and, rather, such parties, through their authorized representatives, may participate in the Closing remotely.

Section 3.02         Closing Deliveries. As soon as practicable on the Closing Date, the parties hereto shall cause the transactions described in Article I to be consummated by the following:

(a)          Deliveries by the Seller Parties. The Seller Parties shall deliver to Gadsden Realty Investments, the following:

(i)           An assignment of the Sold Interests in form acceptable to the REIT, which shall constitute 100% of the equity interests in the Sold Entity;

(ii)          A true and complete copy of all material documents and materials as well as all material correspondence and books and records in the possession or control of any Seller with respect to the Bankruptcy Case and the Underlying Property that has been on or prior to the Closing Date reasonably requested by the REIT, including without limitation the following:

(A)        All general and subsidiary ledgers and other financial books of account; all financial statements, all vender lists and accounts payables, all material contracts relating to the Subject Property.

(B)         All records regarding the Bankruptcy Case including drafts of agreement and plans;

(C)         All architectural and development plans, including the CAD files; and

(D)        A statement by the DIP Lender as to the aggregate amount of the obligations then payable under the DIP Credit Agreement as of the Closing Date or a recent date that is acceptable to the REIT.

(iii)         A general release in form and substance reasonably acceptable to Gadsden Realty Investments by each Seller, and each Affiliate of a Seller specified by the REIT, in each case, releasing and discharging the Sold Entity and each Sold Entity Subsidiary of all obligations, claims or other payables to any Seller or any of their Affiliates.

(b)          Deliveries by the REIT. The REIT shall deliver the Transaction Shares to the Seller Parties or to other Persons as described in Section 1.02(c) or to the Escrow Agent to be held in Escrow Account as described in Section 1.02(d) and Section 5.03.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.01        Representations and Warranties of the Seller Parties. Except as set forth in the disclosure letter, dated the date hereof and delivered to the REIT in connection with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), each Seller Party represents and warrants to the REIT, jointly and severally, as follows:

(a)          Organization, Standing and Power. Each Seller Party is a corporation or limited partnership or limited liability company duly formed, validly existing and in good standing under the laws of the State of its incorporation or formation, and has all of the requisite power, corporate or other, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each Seller Party is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Seller Material Adverse Effect. Each jurisdiction in which a Seller Party is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 4.01(a) of the Seller Disclosure Letter. Seller has heretofore made available to Seller complete and correct copies of the articles of incorporation, certificate of limited partnership or certificate of formation of each of the Seller Parties, each, as amended to the date of this Agreement (each, a “Seller Charter”), and bylaws or limited partnership agreement or limited liability company of each Seller Party, each, as amended through the date hereof (each, a “Seller Bylaws”). The Seller Charter and the Seller Bylaws of each Seller Party is in full force and effect on the date of this Agreement and a true and complete copy of each Seller Charter and Seller Bylaws is attached as an exhibit to Section 4.01(a) of the Seller Disclosure Letter.

(b)          Ownership of the Seller Parties.

(i)           FCRETI is a company with a class of securities registered under the Exchange Act and that FCRETI is not current with respect to filings required under the Exchange Act.

(ii)          FC OPCO is owned by FCRETI and limited partners therein. The sole general partner of FC OPCO is FCRETI. No limited partner in FC OPCO has any right to vote with respect to the Sale or otherwise to participate in the management of FC OPCO.

(iii)         FC OPCO and T-9 Developers are the only holders of any of the Sold Interests.

(iv)         The Sold Entity owns 100% of the equity interests in Capital Station Holdings; Capital Station Holdings owns 100% of the equity interests in Capital Station Member; Capital Station Member owns 100% of the equity interests in Capital Station; and Capital Station is the sole owner of the Underlying Property.

(v)          All outstanding equity interests in the Sold Entity and each Sold Entity Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable.

(vi)         There are no subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights of first offer, rights (including preemptive rights or purchase options), commitments, assignment of any profits, cash flows or any similar arrangements or agreements or any agreement or commitment to issue or grant any of the foregoing (each, a “Convertible Security”) in any of the Sold Entity or any Sold Entity Subsidiary.

(c)          Authority; No Violations; Consents and Approval.

(i)           The Board of Directors of FCRETI has approved and declared advisable the sale, disposition, transfer and assignment of the Subject Property and the other transactions contemplated by this Agreement on behalf of FCRETI and as the general partner of FC OPCO on behalf of FC OPCO. The Members and the Managers of T-9 Developers have approved and declared advisable the sale, disposition, transfer and assignment of the Subject Property and the other transactions contemplated by this Agreement.

(ii)          Each Seller Party has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(iii)         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of each Seller Party. This Agreement has been duly executed and delivered by each Seller Party, and assuming due execution and delivery by each of the REIT and OPCO, constitutes legal, valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)         The execution and delivery of this Agreement by each Seller Party does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of:

 (A)         the Seller Charter or the Seller Bylaws or any provision of the comparable charter or organizational documents of any of the Seller Parties,

 (B)         any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to any Seller Party, or to which their respective properties or assets are bound, or

(C)         any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”), including any judicial or administrative interpretation thereof (“Law”) or any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction (“Order”) applicable to or binding upon any Seller Party, or any of their respective properties or assets.

(v)         No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity or other Person, is required by or on behalf of any Seller Party in connection with the execution and delivery of this Agreement by each Seller Party or the consummation by each Seller Party of the transactions contemplated hereby, except for:

(A)         Such consents and approvals required to be obtained under the Seller Charter or Seller Bylaws, all of which are listed on Section 4.01(c)(v)(A) of the Seller Disclosure Letter, each of which has been duly obtained and is in full force and effect without any reservations or limitations on the Closing Date

(B)         such filings as may be required in connection with state or local transfer Taxes; and

(C)         any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Seller Material Adverse Effect.

(d)          Property Documentation.

(i)           The Sellers have made available to the REIT a true and complete copy of all of the material documents regarding the Bankruptcy Case, including draft of agreements or plans, orders or motions, and related material correspondence.

(e)         SEC Required Information.

(i)           The information that is required by the REIT to include in a Registration Statement under Regulation S-K that is with respect to any Seller Party or the Underlying Property

(A)         Has been provided by FCRETI and when considered in the aggregate and in consideration of the Seller Disclosure Letter, does not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, as contemplated by the requirements under the Securities Act or the Exchange Act; provided, that

(B)         With respect to such information, if any, that was provided by third parties as to estimates or valuations or market conditions, FCRETI’s representation is limited to that such information was correctly forwarded to the REIT, and (iii) the third party responsible for such information was correctly identified and the reliance by FCRETI on such third party was reasonable.

(ii)          The financial statement information of FCRETI and the Sold Entity (including the footnote information) that has been provided by the Sellers to the REIT specifically for inclusion in the Registration Statement or Exchange Act Filing with respect to the acquisition of the Subject Property complies in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, liabilities and the consolidated financial position of FCRETI and the Sold Entity as of their respective dates and the consolidated results of operations and cash flows of FCRETI and the Sold Entity, for the periods presented therein.

(f)           Absence of Certain Changes or Events.

(i)           Since January 2, 2018, each Seller Party has conducted their business only in the ordinary course consistent with past practice and there has not been:

(A)         a Seller Material Adverse Effect

(B)         any amendment of any material term of any outstanding security of the Sold Entity or any of the Sold Entity Subsidiaries;

(C)         any default by the borrowers or guarantors under the DIP Credit Agreement;

(D)         any casualty or loss of the Underlying Property;

(E)         any repurchase, redemption or other acquisition of any of the outstanding equity interests of the Sold Entity or any Sold Entity Subsidiary;

(F)         any Lien incurred or permitted by any Seller of any of the Sold Interests, other than the Subject Liens

(G)         any change in any method or practice of financial accounting by the Sold Entity or any Sold Entity Subsidiary; or

(H)         any event, transaction, filing or development in the Bankruptcy Case other than as provided to the REIT in a notice by the Sellers or any event or transaction in the Bankruptcy Case that provides (or will provide) a settlement of the claims and settlement of the case that has not been approved by the REIT.

(g)         No Undisclosed Material Liabilities. Except as disclosed in the Seller Disclosure Letter, there are no debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, accrued, or contingent (a “Liability”), including, without limitation, those arising under any Law, Order, arising under any contract, agreement, arrangement, commitment or undertaking or under any or claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Entity of any of the Sold Entity or any Sold Entity Subsidiary other than such Liabilities stated in Section 4.01(g) of the Seller Disclosure Letter or the claims that have been duly filed in the Bankruptcy Case or incurred by the Sold Entity or any Sold Entity Subsidiary to the extent permitted under the DIP Credit Agreement.

(h)          No Default. No Seller Party is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of its Seller Charter or its Seller Bylaws, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any such Seller Party is now a party or by which any such Seller Party or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon any such Seller Party or any of their respective properties or assets, except for defaults or violations that have been cured in full.

(i)          Compliance with Applicable Laws. Each Seller Party holds all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Seller Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Seller Material Adverse Effect. Each Seller Party is in compliance with the terms of the Seller Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Seller Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Seller Material Adverse Effect, the businesses of each Seller Party is not being and has not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to any Seller Party is pending or, to the Knowledge of Seller, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Seller Material Adverse Effect.

(j)           Litigation. Except as described in reasonable detail in Section 4.01(j) of the Seller Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Seller, threatened against or affecting any Seller Party or any of their respective property or threatened against or affecting any Seller Party that questions the right and authority of any Seller Party to enter into this Agreement or to effect the Sale of the Sold Interests.

(k)          Taxes. Except as disclosed in Section 4.01(k) of the Seller Disclosure Letter:

(i)           Each Seller Party has timely filed or has had timely filed on its behalf (taking into account extensions) all federal, state and other income and franchise tax returns (“Tax Returns”) required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed, true, correct and complete; (B) each such Seller Party has paid all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges (“Taxes”) required to be paid by it; and (C) there are no Liens for any material Taxes on any assets of any Seller Party.

(ii)          The Sold Entity and the Sold Entity Subsidiaries are not a party to (A) any Tax allocation or sharing agreement or (B) any tax protection agreement.

(iii)         The Sold Entity and the Sold Entity Subsidiaries do not have any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(iv)         No Seller Party or the Sold Entity and the Sold Entity Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v)          The Sold Entity and the Sold Entity Subsidiaries have not since the date of its formation been classified for U.S. federal income tax purposes as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vi)         The Sale is a not a transaction that requires withholding under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and neither Seller Party is a foreign person within the meaning of the Code.

(l)           Benefit Plans. No Seller Party, and neither the Sold Entity or any Sold Entity Subsidiary has any liability under Employee Retirement Income Security Act (“ERISA”) directly or through any Affiliate.

(m)         Labor Matters. No Seller Party, and neither the Sold Entity or any Sold Entity Subsidiary is subject or party to any collective bargaining agreement.

(n)          Environmental Matters. Except as disclosed in Section 4.01(n) of the Seller Disclosure Letter

(i)           The Sold Entity and the Sold Entity Subsidiaries are not in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any Hazardous Materials or to Environmental Laws; and

(ii)          Neither Sold Entity nor the Sold Entity Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting any of the Sold Entity or the Sold Entity Subsidiaries or any of the Seller Parties that have not been remedied or cured, and to the Knowledge of Seller there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(iii)         Neither the Sold Entity nor any Sold Entity Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(iv)        For the purposes of this Agreement, the term “Environmental Laws” shall mean any Law or Order relating to any Hazardous Material or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials.

(v)         For the purposes of this Agreement, the term “Hazardous Materials” shall mean any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials.

(o)          Brokers. No broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller Party, the Sold Entity any Sold Entity Subsidiary or any Affiliate thereof.

(p)          Material Contracts.

(i)           True and complete copies of all of the Material Contracts of the Sold Entity and each Sold Entity Subsidiary as in effect as of the date hereof are listed in Section 4.01(p)(i) of the Seller Disclosure Letter. Seller has, prior to the date hereof, made available to the REIT (including by filing with the SEC or by filings in the Bankruptcy Case) true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to the Sold Entity and the Sold Entity Subsidiaries, subject to the rights of the debtors and the parties to the Material Contracts in the Bankruptcy Case.

(ii)          There is no non-competition agreement or other contract or agreement that contains covenants that restrict in any material respect the Sold Entity or any Sold Entity Subsidiary’s ability to compete in any line of business or with any Person in any geographical areas.

(iii)         No Person has any right to acquire any equity interest in the Sold Entity or in any Sold Entity Subsidiary or any right to the cash flows or income of any such Person.

(q)          Investment Company Act of 1940. No Seller Party and neither the Sold Entity nor any Sold Entity Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(r)           No Other Business. Each of the Sold Entity and each Sold Entity Subsidiary was formed solely for the ownership of the Underlying Property (directly or indirectly) and has not engaged in any other business activities.

(s)          Solvency.

(i)           Immediately after giving effect to the Sale and the transactions contemplated by this Agreement, including the issuance of the Transaction Shares: (i) the fair value of the assets of each Seller Party (individually), at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each Seller Party (individually), respectively; (ii) the present fair saleable value of the property of each Seller Party (individually), will be greater than the amount that will be required to pay the probable liabilities and obligations of such Person; (iii) each Seller Party (individually) will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Seller Party (individually) will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(ii)          On the Closing Date, no Seller Party will cause itself to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its indebtedness.

(t)           Due Diligence. Each Seller Party hereby acknowledge and agree that they are acquiring the Transaction Shares after completion of their own due diligence which they have conducted to the extent they have deemed necessary or appropriate, however, such due diligence shall not effect any representation or warranty of the REIT provided in this Agreement. Each Seller Party has been provided all information requested with respect to the investment decision being made to acquire the Transaction Shares. Each Seller Party is acquiring the Transaction Shares in a transaction that does not involve a public offering and no Seller Party has any intention of distributing or selling or being part of the distribution of any of the Transaction Shares in a manner that could cause a violation of the Securities Act. Each Seller Party acknowledges the secured bridge financing of the REIT and OPCO and the obligations of such Person and that the acquisition of the Sold Interests is part of the initial assets or investments of the REIT and OPCO.

Section 4.02        Representations and Warranties of the REIT and the OPCO. Except as set forth in the disclosure letter, dated the date hereof and delivered to the REIT in connection with the execution and delivery of this Agreement (the “Gadsden Disclosure Letter”), each of the REIT and OPCO represents and warrants to the Seller Parties, jointly and severally, as follows:

(a)          Organization, Standing and Power.

(i)           Each of the REIT and OPCO is a corporation or limited partnership, respectively, duly formed, validly existing and in good standing under the laws of the State of its incorporation or formation, and has all of the requisite power, corporate or other, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each of the REIT and OPCO is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Gadsden Material Adverse Effect. Each jurisdiction in which the REIT and OPCO is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 4.02(a) of the Gadsden Disclosure Letter. The REIT has heretofore made available to each Seller Party complete and correct copies of the articles of association, certificate of limited partnership of each of the REIT and OPCO, each, as amended to the date of this Agreement (each, a “Gadsden Charter”), and bylaws or limited partnership agreement, each, as amended through the date hereof (each, a “Gadsden Bylaws”). The Gadsden Charter and the Gadsden Bylaws of each of the REIT and OPCO is in full force and effect on the date of this Agreement and a true and complete copy of each Gadsden Charter and Gadsden Bylaws has been previously provided to Sellers.

(b)          Ownership of OPCO. The sole general partner of OPCO is the REIT.

(c)          Capital Stock of the REIT. The terms and conditions of the Common Stock, Series A Stock and Series B Stock are as provided in the Amended and Restated Articles of Incorporation, previously provided to the Seller.

(d)          Authority; No Violations; Consents and Approval.

(i)           The Board of Directors of the REIT has approved and declared advisable the acquisition of the Subject Property, the issuance of the Transaction Shares and the other transactions contemplated by this Agreement on behalf of the REIT and as the general partner of OPCO on behalf of OPCO.

(ii)          Each of the REIT and OPCO has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(iii)         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of each of the REIT and OPCO. This Agreement has been duly executed and delivered by each of the REIT and OPCO, and assuming due execution and delivery by each of the Seller Parties, constitutes legal, valid and binding obligations of each of the REIT and OPCO, enforceable against each of the REIT and OPCO in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv)         The execution and delivery of this Agreement by each of the REIT and OPCO does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of:

(A)         the Gadsden Charter or the Gadsden Bylaws,

(B)         any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to any of the REIT or OPCO, or to which their respective properties or assets are bound, or

(C)         any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any Law or any Order applicable to or binding upon any of the REIT or OPCO, or any of their respective properties or assets.

(v)         No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity or other Person, is required by or on behalf of any of the REIT or OPCO in connection with the execution and delivery of this Agreement by each of the REIT or OPCO or the consummation by each of the REIT or OPCO of the transactions contemplated hereby, except for:

(A)        Such consents and approvals required to be obtained under the Gadsden Charter or Gadsden Bylaws have been duly obtained and is in full force and effect without any reservations or limitations on the Closing Date;

(B)         such filings as may be required in connection with state or local transfer Taxes; and

(C)         any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(e)          Absence of Certain Changes or Events.

(i)           Since January 1, 2018, each of the REIT and OPCO has conducted their business only in the ordinary course consistent with past practice and there has not been:

(A)         a Gadsden Material Adverse Effect;

(B)         any amendment of any material term of any outstanding security of the REIT or OPCO other than as provided in the Gadsden Charter or Gadsden Bylaws; or

(C)          any change in any method or practice of financial accounting by the REIT or OPCO.

(f)           [Intentionally Omitted]

(g)          No Default. The REIT or OPCO is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of its Gadsden Charter or the Gadsden Bylaws, (ii) except for Liabilities incurred prior to April 30, 2018, any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any such the REIT or OPCO is now a party or by which any such Person or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon any such Person or any of their respective properties or assets, except for defaults or violations that have been cured in full.

(h)          Compliance with Applicable Laws. Each of the REIT and OPCO holds all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Gadsden Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect. Each of the REIT and OPCO is in compliance with the terms of the Gadsden Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Gadsden Material Adverse Effect, the businesses of each of the REIT and OPCO is not being and has not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to any of the REIT or OPCO is pending or, to the Knowledge of Gadsden, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Gadsden Material Adverse Effect.

(i)           Litigation. Except as described in reasonable detail in Section 4.02(i) of the Gadsden Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Gadsden, threatened against or affecting any of the REIT or OPCO or any of their respective property or threatened against or affecting any of the REIT or OPCO that questions the right and authority of any of the REIT or OPCO to enter into this Agreement or to acquire the Sold Interests.

(j)           Taxes. Each of the REIT and OPCO has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed, true, correct and complete; (B) each such Person has paid all Taxes required to be paid by it; and (C) there are no Liens for any material Taxes on any assets of any such Person.

(k)          Benefit Plans.

(i)            The REIT and OPCO do not have any liability under ERISA directly or through any Affiliate.

(l)           Labor Matters. The REIT and OPCO are not subject or party to any collective bargaining agreement.

(m)         Environmental Matters.

(i)            The REIT or OPCO are not in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any Hazardous Materials or to Environmental Laws; and

(ii)          Neither the REIT nor OPCO have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting any such Person that have not been remedied or cured, and to the Knowledge of Gadsden there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Gadsden Material Adverse Effect.

(iii)         Neither the REIT nor OPCO have entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(n)         Brokers. No broker, investment banker or other Person is entitled to any brokers’, finder’s or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the REIT or OPCO other than for arrangements with National Securities Corporation.

(o)         Business of the REIT and OPCO. As of the date of this Agreement, the business of the REIT and OPCO has been to identify and attempt to acquire real estate asset and to raise money in connection with such business through private placements of securities and to file and attempt to have declared effective a registration statement on Form S-11 under the Securities Act (with “Prior Registration Statement”). As of the date of this Agreement, the REIT has withdrawn such registration statement.

(p)          Investment Company Act of 1940. Neither the REIT nor OPCO is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(q)          Solvency.

(i)           Immediately after giving effect to the Sale and the transactions contemplated by this Agreement, including the issuance of the Transaction Shares: (i) the fair value of the assets of each of the REIT and OPCO, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each such Person; (ii) the present fair saleable value of the property of each such Person, will be greater than the amount that will be required to pay the probable liabilities and obligations of such Person; (iii) each such Person will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each such Person will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(ii)          On the Closing Date, neither the REIT nor OPCO will cause itself to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its indebtedness.

(r)           Due Diligence. REIT and OPCO hereby acknowledge and agree that they are acquiring the Subject Property after completion of their own due diligence which they have conducted to the extent they have deemed necessary or appropriate, however, such due diligence shall not effect any representation or warranty of the Seller Parties provided in this Agreement.

V.	COVENANTS

Section 5.01       Covenants of Seller Parties. Each of the Seller Parties agrees that, unless the REIT agrees, in writing (which agreement shall not be unreasonably withheld or conditioned), or otherwise stated in this Agreement:

(a)         Release Time. Until the earlier of the Closing Date and the abandonment or termination of this Agreement pursuant to Article VI or otherwise (the “Release Time”):

(i)           no amendment will be made to the Seller Charter or the Seller Bylaws;

(ii)          no equity interest or Convertible Security shall be issued or sold by the Sold Entity or any Sold Entity Subsidiary;

(iii)        no Liability will be incurred by the Sold Entity or any Sold Entity Subsidiary that is not under the DIP Credit Agreement or as permitted under the DIP Credit Agreement or as permitted by the court in the Bankruptcy Case;

(iv)         no Lien shall be incurred or permitted with respect to the Sold Interests;

(v)          no action shall be take in the Bankruptcy Case by any Seller Party that increases or settles the claims made in the Bankruptcy Case without the prior consent of the REIT;

(b)         Access to Books and Records. Until the Release Time, each Seller Party will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of the REIT or any of its subsidiaries or lenders, upon the reasonable request of the REIT, free and full access to the books and records of the Seller Parties, the Sold Entity and each Sold Entity Subsidiary, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the REIT with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Sold Entity and each Sold Entity Subsidiary and the Subject Property as the REIT may from time to time reasonably request.

(c)          Conduct of Affairs. Until the Release Time, each Seller Party will conduct its affairs so that at the Closing Date no representation, covenant or agreement of any Seller Party under this Agreement will be breached by reason of the actions or omissions of any Seller Party.

(d)          Performance of Covenants Prior to the Closing. Each Seller Party will act in good faith so that at the Closing Date no covenant or agreement of any Seller Party under this Agreement will be breached, and no condition in this Agreement to be performed on the party of Sellers will remain unfulfilled by reason of the actions or omissions of any Seller Party.

(e)          Advise of Material Occurrences. Until the Release Time, each Seller Party will promptly advise the REIT of any material fact or occurrence or any pending or threatened material occurrence of which any Seller Party obtains knowledge and which (if existing and known at the date of the execution of this Agreement) any Seller Party has reason to believe would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing Date) any Seller Party has reason to believe would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing Date) any Seller Party has reason to believe would cause a condition to any party’s obligations under this Agreement not to be fully satisfied and make any of the statements provided by any Seller Party with respect to the Subject Property that would be required to be stated in a Registration Statement or Exchange Act Filing (under Regulation S-K) not true and correct in all material respects or omit any material fact which any Seller Party has reason to believe would make the statements made therein not true and correct in all material respects, it being understood that Seller is not and will not be involved in the preparation of the Registration Statement or Exchange Act Filing (which will be prepared by the REIT and its professional advisors) and except with respect to such information will have no responsibility therefor. FCRETI shall provide such information that the REIT reasonably requests for inclusion in the Registration Statement or the Exchange Act Filing and provide a representation and warranty with respect to the accuracy and completeness of such information.

(f)          Confidential Information. Each Seller Party shall use its commercially reasonable efforts to insure that all confidential and proprietary information which any Seller Party or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of such Seller Party or the Subject Property shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except in the ordinary course of business and for the benefit of a Seller Party; provided, however, that the restrictions of this sentence shall not apply (A) after the Closing Date or the date that this Agreement is terminated in accordance with Article VI or otherwise, (B) as may otherwise be required by law, (C) as may be necessary or appropriate in connection with the enforcement of this Agreement, (D) to the extent the information shall have otherwise become publicly available, or (E) to the extent that it may be necessary or appropriate to share such information with attorneys, accountants and/or other professional advisors.

(g)          Release of Confidential Information. Before any Seller Party releases any information concerning this Agreement, or any of the transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, each Seller Party shall cooperate with the REIT, shall furnish drafts of all documents or proposed oral statements to the REIT for comment, and shall not release any such information without the consent of the REIT, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent any Seller Party from releasing any information if required to do so by law or to the extent required to be provided to the court in connection with the Bankruptcy Case.

(h)          Further Approvals. The Seller Parties shall not make any agreement or reach any understanding as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement without first obtaining the approval of the REIT.

(i)           Bankruptcy Case. The Seller Parties shall take such action in connection with Bankruptcy Case that is from time to time reasonably requested by the REIT consistent with the terms of this Agreement.

(j)           Transfer Tax Statutes. The Seller Parties shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Closing Date, it being understood that Seller is expected to take direction regarding these matters from REIT or its counsel.

Section 5.02       Covenants of REIT and OPCO. Each of REIT and OPCO agrees that, unless the Seller Parties agree, in writing, acting reasonably, or otherwise stated in this Agreement until the earlier of the Closing Date and the abandonment or termination of this Agreement pursuant to Article  VI or otherwise (the “Release Time”):

(a)          Access to Books and Records. REIT and OPCO will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of the Seller Parties or any of its subsidiaries or lenders, upon the reasonable request of the Seller Parties, free and full access to the books and records of the REIT and OPCO, will permit them to make extracts from and copies of such books and records, and will from time to time furnish the Seller Parties with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Subject Property as the Seller Parties may from time to time reasonably request in order to consummate the transactions contemplated by this Agreement.

(b)          Performance of Covenants Prior to the Closing. REIT and OPCO will act in good faith so that at the Closing Date no covenant or agreement of any Seller Party under this Agreement will be breached, and no condition in this Agreement to be performed on the party of Sellers will remain unfulfilled by reason of the actions or omissions of any Seller Party.

(c)          Advise of Material Occurrences. Until the Release Time, each of the REIT and OPCO will endeavor, in the exercise of good faith efforts, promptly advise the Seller Parties of any material fact or occurrence or any pending or threatened material occurrence of which either REIT or OPCO knowledge and which (if existing and known at the date of the execution of this Agreement) either REIT or OPCO has reason to believe would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing Date) either REIT or OPCO has reason to believe would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing Date) either REIT or OPCO has reason to believe would cause a condition to any party’s obligations under this Agreement not to be fully satisfied and make any of the statements provided by REIT or OPCO with respect to the Subject Property that would be required to be stated in a Registration Statement or Exchange Act Filing (under Regulation S-K) not true and correct in all material respects or omit any material fact which any Seller Party has reason to believe would make the statements made therein not true and correct in all material respects.

(d)         Filing of Registration Statement. The REIT will use its commercially reasonable efforts to file the Registration Statement and have the Registration Statement declared effective in accordance with the Securities Act in a manner that does not cause liability under Section 11 of the Securities Act, or in lieu of filing the Registration Statement, file the Exchange Act Filing.

Section 5.03        Indemnity and Escrow.

(a)          Indemnification.

(i)           Mutual Indemnification.

(A)         Each of the Seller Parties, jointly and severally, agree to indemnify and hold harmless the REIT for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (a “Loss”), actually suffered or incurred by the REIT or the OPCO or any of their subsidiaries (a “REIT Indemnified Party”) arising from or related to any breach or default by any Seller Party of any of the representations and warranties or covenants made by or on behalf of any Seller Party or in any instrument, certificate or affidavit delivered by any Seller Party, under claims made by the REIT or any of its Affiliates; provided that the amount of the indemnity in this Section 5.03(a) shall not exceed the value (as ascribed under Section 5.03(a)(iii)) of the Transaction Shares issued as consideration.

(B)          The REIT and OPCO, jointly and severally, agree to indemnify and hold harmless the Sellers for any and all Losses, actually suffered or incurred by the Sellers (a “Seller Indemnified Party”) arising from or related to any breach or default by the REIT or OPCO of any of the representations and warranties or covenants made by or on behalf of any the REIT or OPCO or in any instrument, certificate or affidavit delivered by the REIT or OPCO, under claims made by a Seller; provided that the amount of the indemnity in this Section 5.03(a) shall not exceed the value (as ascribed under Section 5.03(a)(iii)) of the Transaction Shares issued as consideration.

(C)          Any party entitled to indemnification under this Section 5.01(a)(i) shall provide notice of a claim (“Indemnification Claim”) for indemnification, which notice shall describe in reasonable detail of the claim and the estimated amount of the Loss. Such notice of an Indemnification Claim shall be provided promptly after knowledge of such claim, provided the failure to provide such prompt notice shall not relieve the indemnifying party of its obligations under this Section 5.03(a) other than to the extent that the indemnified party is actually prejudiced and no claim shall be made after the applicable Time Bar. The REIT and the Sellers will negotiate in good faith any such Indemnification Claim to settle such Indemnification Claims. Any Indemnification Claims that are not solved within 20 days may be brought by either such Person to arbitration under JAMS in New York, New York. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as those Rules exist on the effective date of this Agreement, including Rules 16.1 and 16.2 of those Rules. The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. Capitalized terms used this paragraph that are not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms by JAMS.

(D)          The REIT shall have the right to control the defense of any claim for indemnification for any Losses arising from or related to the Subject Lien, including any right of any Person to any of the Sold Interests or rights therein or distributions therefrom and may settle any such claim without the approval of any Seller Party. The indemnified party shall have the right to control the defense of any claim for indemnification for any Losses arising from or related to any other matter with counsel selected by the indemnified party that is acceptable to the indemnifying party, which acceptance shall not be unreasonably withheld, delayed or conditioned. Each of the parties to this agreement and their Affiliates shall provide reasonably assistance in the defense of any claim underlying a right for which indemnification under this Section 5.03 is provided. Other than with respect to claims underlying Losses arising from or related to the Subject Lien, including any right of any Person to any of the Sold Interests or rights therein or distributions therefrom, an indemnified Person shall not settle an underlying claim giving rise to such indemnification under this Agreement without the prior consent of the indemnifying party, which consent shall not be unreasonably withheld, delayed or conditioned, unless such settlement provides only for monetary relief and provides for full settlement of such claim.

(E)         The rights to indemnification of a Person may not be assigned to any other Person and no other Person is a third party beneficiary of such rights.

(F)          For the purposes of this Agreement, the term “Time Bar” means the following:

(1)           With respect to claims under Section 4.01:

(I)           Within the applicable statute of limitations, with respect to subsections (a),(b), (c), (l), (n), (q) and (s); and

(II)          By January 30, 2020, with respect to all other subjections of Section 4.01;

(2)           With respect to claims under Section 4.02:

(I)           Within the applicable statute of limitations, with respect to subsections (a),(b), (c), (d) (k), (m), (p) and (q); and

(II)          By January 30, 2020, with respect to all other subjections of Section 4.02.

(ii)          In addition to the obligations under Section 5.03(a), each of the Seller Parties shall, jointly and severally, agree to indemnify and hold harmless the REIT Indemnified Parties for any and all Losses arising from or related to the Subject Lien, including any right of any Person to any of the Sold Interests or rights therein or distributions therefrom.

(iii)         Payment of Claims.

(A)         All obligations of a Seller Party under this Section 5.03 may be paid, at the election of the REIT or the applicable Seller Party, by the payment of Transaction Shares to the REIT, which shares shall be held in the treasury of the REIT or cancelled at the option of the REIT. If Transaction Shares are used to pay the indemnification obligations under this Section 5.03, then the deemed value of the: (A) Series A Stock is $25.00 per share and (B) Series B Stock and the Common Stock is $10.00 per share.

(iv)         Notwithstanding the provisions of Section 5.03(a):

(A)         the aggregate amount payable to that may be paid to all of the REIT Indemnification Parties shall not exceed the amount of the Purchase Price;

(B)         the aggregate amount payable to that may be paid to all of the Seller Indemnification Parties shall not exceed the amount of the Purchase Price; and

(C)         no claim for indemnification under this Section 5.03(a), other than with respect to a claim under Section 5.03(a)(ii), may be made by the REIT Indemnification Parties unless and until the aggregate amount of Losses is at least $50,000, and the indemnifying parties shall be liable for the obligations to indemnify the REIT Indemnified Parties (or the Seller Indemnified Parties, as the case may be) for all Losses of such indemnified parties, if the aggregate amount of Losses is at least $50,000.

(v)          Any Person that takes or acquires any of the Transaction Shares shall, as a condition to any such transfer and assignment, have an obligation under this Section 5.03 for the indemnification of the REIT Indemnified Parties to the fullest extent of the transferor of such Transaction Shares, solely to the limit of transferring such shares in accordance with Section 5.03(a)(iii) or the proceeds of such shares; provided such liability under this Section 5.03(a)(v) shall expire on the First Release Date.

(b)          Escrow Arrangements.

(i)           The Seller Parties acknowledge and agree that the Transaction Shares shall be held in escrow by Herrick, Feinstein LLP, counsel to the REIT, under the terms and conditions of the escrow agreement (“Escrow Agreement”) in the form set forth in Exhibit II executed by the Seller Parties, the REIT, OPCO and Herrick, Feinstein LLP.

(ii)          The Escrow Agreement establish and account (the “Escrow Account”) that will hold only the Transaction Shares, which shall be released to the Person or Persons as provided in this Section 5.03(b).

(iii)         Subject to the provisions of Section 5.03(b)(vii), the Transaction Shares that are Series B Stock and the shares of Common Stock that are issued upon the conversion of any Series B Stock (collectively, the “Escrowed Shares”) will be held under the terms and conditions of the Escrow Agreement and, subject to the provisions of Section 5.03(b)(vii), shall be released on the following dates (each a “Release Date”):

(A)         The first Release Date (“First Release Date”) shall be the effective date of the Registration Statement.

(B)         The second Release Date (“Second Release Date”) shall be the date that is the later of (x) the effective date of the Registration Statement or (y) 90 days after the Closing Date.

(C)         The third Release Date (“Third Release Date”) shall be the date that is the later of (x) the effective date of the Registration Statement or (y) 180 days after the Closing Date.

(iv)        Release of Escrowed Shares. An amount of the Escrowed Shares shall be held to pay or reimburse the REIT for its Losses with respect to Indemnification Claims. Escrowed Shares that are not subject or used for such Indemnity Claims will be transferred to the partners of FC OPCO and (as applicable) and the shareholders of FCRETI as provided in this Section 5.03(b)(iv). The Escrowed Shares shall have an ascribed value that is used for the payment or reimbursement of Losses equal to $10.00 per share, even if the actual value of the Common Stock on the date of the release of any Escrowed Shares is different.

(A)        On the First Release Date, all of the Escrowed Shares, less 750,000 shares of Series B Stock shall be released to the partners of FC OPCO, including FCRETI, as directed by irrevocable instructions delivered by FC OPCO to the REIT, and the shares that will be released to FCRETI shall be delivered to the transfer agent of FCRETI for transfer and delivery to the shareholders of FCRETI as directed by FCRETI.

(B)         On the Second Release Date,

(1)          Of the Escrowed Shares that are remaining on deposit in the Escrow Account, the following shall continue to remain on deposit:

(I)           500,000 shares of Series B Stock, plus

(II)          the number of Escrowed Shares that are sufficient to pay for the aggregate amount of Losses related to Indemnification Claims made on or prior to the Second Release Date.

(2)          The Escrowed Shares remaining on deposit in the Escrow Account, other than the shares noted in clause (A), above, shall be released to the partners of FC OPCO, including FCRETI, as directed by irrevocable instructions delivered by FC OPCO to the REIT, and the shares that will be released to FCRETI shall be delivered to the transfer agent of FCRETI for transfer and delivery to the shareholders of FCRETI as directed by FCRETI.

(3)          On the Third Release Date, of the Escrowed Shares that are remaining on deposit in the Escrow Account, the following shall continue to remain on deposit the number of Escrowed Shares that are sufficient to pay for the aggregate amount of Losses related to Indemnification Claims made on or prior to the Third Release Date.

(v)          Subject to the provisions of Section 5.03(b)(vii), if the Escrowed Shares on deposit in the Escrow Account that would be delivered to the shareholders of FCRETI may not be so delivered because the Registration Statement has not been declared effective, then from and after the date that is one year after the Closing Date, such shares:

(A)         may be sold on terms and conditions that are customary for the sale of such assets, and acceptable to FCRETI, which acceptance shall not be unreasonably withheld, delayed or conditioned, or

(B)         if such shares are not sold on or prior to the date that is 15 months after the Closing Date, then the REIT may redeem such shares that have not been sold for a price equal to $10.00 per share and such cash proceed shall be a special dividend payable by FCRETI to its shareholders.

(vi)         Any Escrowed Shares subject to an Indemnification Claim shall be retained in the Escrow Account until the resolution of such Indemnification Claim by agreement of FCRETI or through arbitration as contemplated by Section 5.03(b)(vii).

(vii)        Override Regarding the Subject Lien. The provisions in this Section 5.03(b)(vii) are referred to the “Override Escrow Provisions”.

(A)         Notwithstanding any provision of this Agreement to the contrary, including without limitation, the provisions of Section 5.03(b)(iv) and Section 5.03(b)(v):

(1)          all of the Transaction Shares shall be held in the Escrow Account and be subject to the provisions of the Escrow Agreement until the earlier of (1) the date that is one year after the Closing Date; or (2) date that all of the Subject Lien is released and no Person with any claim regarding the Subject Lien that is a Lien on the Sold Interests or any of the interests of the Sold Entity in any Sold Entity Subsidiary other than the payment of a cash amount that is acceptable to the REIT in its sole and absolute discretion, which may be arbitrary;

(2)          The amount of the cash and the value of securities of the REIT issued by the REIT or OPCO used or paid to release the Subject Liens shall reduce the number of the Transaction Shares issued as the purchase price. The allocation of such reduction shall be as follows:

(I)          First, reduce the number of shares of Series B Stock to be issued under Section 1.02(b) until the number of shares of Series B Stock that would otherwise be issued under Section 1.02(b) is reduced to zero;

(II)         Then, reduce the number of shares of Common Stock and number of shares of Series A Stock that would otherwise be issued under Section 1.02(b), pro rata on the basis of the deemed value of such shares ($10.00 and $25.00, respectively).

(B)         The Transaction Shares held in the Escrow Account in accordance with Section 5.03(b)(vii)(A) shall be released on the date that is one year after the Closing Date as follows:

(1)           If the Subject Liens are released in full, then the number of the Transaction Shares that remain in the Escrow Account, after giving effect to the reduction described under Section 5.03(b)(vii)(A)(2), shall be released and delivered as provided in Section 1.02(a), however, any Escrowed Shares shall remain in the Escrow Account and be subject to the provisions of Section 5.03(b)(iii); or

(2)           If the Subject Liens are not released in full, then the Transaction Shares held in Escrow shall be released and delivered to the REIT for cancellation.

Section 5.04        Standstill.

(a)          Each Seller Party and their Affiliates (as defined under the Securities Act) agree to not, directly or indirectly:

(i)           bid, or acquire any interest in any claim in the Bankruptcy Case or

(ii)         take any action to manage or provide any advisory services to any individual or entity with any interest in any claim in the Bankruptcy Case with respect to any claim in the Bankruptcy Case that is adverse to the position of the Sold Entity in the Bankruptcy Case.

Section 5.05        Waiver of Attorney Client Privilege. Each of the Sellers hereby provides for the benefit of REIT a waiver of attorney client privilege to the extent reasonably requested by the REIT with respect to each counsel representing such Seller or any affiliate of the Seller in connection with the Bankruptcy Case, including the request to provide a copy of all client documents requested from time to time by the REIT with respect to the Subject Property. The REIT may provide a copy of this Agreement or this provision to any such counsel. Each Seller will provide any additional confirmation to any such counsel as requested by the REIT.

VI.	CONDITIONS; ABANDONMENT AND TERMINATION

Section 6.01        Rights of the REIT. The REIT shall have the right to abandon the transactions contemplated by this Agreement or terminate this Agreement at any time or for any reason or no reason at the discretion of the REIT, in its sole and absolute discretion, if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a)          Approval of the Seller Parties. All actions, proceedings, instruments, and documents required by FC RETI, FC OPCO and T-9 Developers to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to the REIT, and each Seller Party shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(b)         Legal Proceedings. At the Closing Date, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(c)          Laws. As of the Closing Date, there shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the REIT, (i) makes this Agreement, or any of the transactions contemplated by this Agreement illegal, or (iii) otherwise prohibits, restricts, or delays consummation of the transactions contemplated by this Agreement or materially impairs the contemplated benefits to the REIT of this Agreement, or any of the transactions contemplated by this Agreement.

(d)          Third Party Approvals.

(i)           The parties to this Agreement shall have made all required filings with governmental authorities and shall have obtained at or prior to the Closing Date all required written approvals to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over any Seller Party or the Sold Entity or any Seller Entity Subsidiary or the subject matter of this Agreement.

(ii)          The parties to this Agreement shall have obtained at or prior to the Closing Date all consents required for the consummation of the transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(e)          No Change. There shall not be any change in the Subject Property or any of the rights or obligations with respect thereto that is or are materially different from the facts and circumstances and conclusions of the REIT’s due diligence review of the Subject Property.

(f)          Information for the Registration Statement. The REIT shall be satisfied that the information provided by any of the Sellers for inclusion in the Registration Statement satisfies the requirements of Section 10 of the Securities Act.

(g)          Representations and Warranties. The representations and warranties of the Seller Parties shall be true and correct in all material respects.

Section 6.02        Rights of the Seller Parties. Each Seller Party shall have the right to abandon the transactions contemplated by this Agreement or terminate this Agreement at any time or for any reason or no reason at the discretion of Seller, in its sole and absolute discretion, if the Closing has not occurred on or prior to September 30th, 2018 or such other date as agreed by Seller and the REIT. prior to the Closing Date if any of the following conditions shall not be true or shall not have occurred:

(a)          Approval of REIT. All actions, proceedings, instruments, and documents required by the REIT and OPCO to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to the Seller Parties, and the REIT shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(b)          Legal Proceedings. At the Closing Date, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(c)          Laws. As of the Closing Date, there shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the Seller Parties, (i) makes this Agreement, or any of the transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of Seller Parties to consummate the transactions contemplated by this Agreement, or (iii) otherwise prohibits, restricts, or delays consummation of the transactions contemplated by this Agreement or materially impairs the contemplated benefits to the Seller Parties of this Agreement, or any of the transactions contemplated by this Agreement.

(d)          Third Party Approvals. All required written approvals to this Agreement and to the execution, delivery, and performance of this Agreement by the REIT and OPCO have been obtained.

(e)          Representations and Warranties. The representations and warranties of the REIT and OPCO shall be true and correct in all material respects.

Section 6.03        Effect of Abandonment. If the transactions contemplated by this Agreement are abandoned or this Agreement is terminated as provided for in Article VI, this Agreement shall forthwith become wholly void and of no further force or effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder or partner thereof.

VII.	MISCELLANEOUS

Section 7.01       Further Actions. At any time and from time to time, each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement. Whenever the consent, approval or acceptance of any party to this Agreement is required or permissible hereunder, unless expressly provided to the contrary, such consent, approval or acceptance shall not be unreasonable withheld, conditioned or delayed.

Section 7.02        Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of delivery to a United States internationally recognized overnight courier service, or (d) upon actual receipt or refusal by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. For the purposes herein, “business day” means a day on which the Federal Reserve Bank of New York is open for regular business.

Section 7.03        Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing Date, in addition to any other right or remedy available to it, to seek an injunction restraining such breach or threatened breach and to seek specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith.

Section 7.04       Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement shall only be modified by the written agreement of all parties.

Section 7.05        Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of, or other authorized person with respect to, the waiving party.

Section 7.06        Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 7.07        No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 7.08        Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 7.09        Governing Law.

(a)          Maryland Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

(b)          Service of Process. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c)          Attorney’s Fees. If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

(d)          Limitation on Remedies. Notwithstanding any provision contained herein to the contrary, in no event shall any party to this Agreement be entitled to bring an action or claim against any other party to this Agreement for punitive, special, consequential, benefit of the bargain or lost profits damages it being expressly acknowledged and agreed to by the parties hereto that any Loss or other costs, claims, damages, expenses, losses or liabilities for which a party is entitled to pursue under this Agreement, including, without limitation, based upon a right of indemnification, shall be limited to reasonable and actual compensatory damages and related costs and expenses.

Section 7.10       WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 7.11        Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.12        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 7.13        Certain Defined Terms.

(a)          “Affiliate” shall have the meaning ascribed to such term under the regulations promulgated under the Securities Act.

(b)          “Material Adverse Effect” means any circumstance, change in, or effect on the Business, the specified Person (on a consolidated or combined basis to the extent applicable) and any of the following events or transactions shall be deemed to be material:

(i)           Constitutes a payment of cash or loss in value that is $50,000 or more;

(ii)          Would adversely affect the ability of the specified Person to operate or conduct its business in the manner in which it is currently operated or conducted by such Person or has been operated since January 1, 2018;

(iii)         With respect to any Seller:

(A)         Creates or permits a Lien on the Sold Interests (other than the Subject Liens);

(B)         That is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, results of operations or the financial condition of the Sold Entity or any Sold Entity Subsidiary

(C)          would require the consent of the debtor in the Bankruptcy Case,

(c)          “Material Contracts” means any agreement regarding the Underlying Property that:

(i)           provides for consideration in the aggregate or during any calendar year of $50,000 or more;

(ii)          provides for any Lien on any of the Sold Interests or any of the Underlying Property;

(iii)         was entered into by any Seller, the Sold Entity or any Sold Entity Subsidiary and would requirement the payment or assumption by the REIT or nay of its subsidiaries at any time from and after the Closing; or

(iv)         restricts any Seller in the right or authority to sell, transfer or convey the Sold Interests; or

(v)          is the subject of a claim in the Bankruptcy Case.

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized individuals on behalf of each of the parties hereto as of the date first above written.

SELLERS

T-9 Developers, LLC

By:	/s/ Steve Goodwin
Name: Steve Goodwin
Title: Manager

First Capital Real Estate Operating Partnership, LP,
	By:	First Capital Real Estate Trust Incorporated,
Its General Partner

	By:	/s/ Suneet Singal
Name: Suneet Singal
Title: Chairman & Chief Executive Officer

First Capital Real Estate Trust Incorporated

By:	/s/ Suneet Singal
Name: Suneet Singal
Title: Chairman & Chief Executive Officer

[Signatures Continued on the Next Page]

GADSDEN GROWTH PROPERTIES, INC.,
a Maryland corporation

By:	/s/ John Hartman
Name: John Hartman
Title: CEO

GADSDEN GROWTH PROPERTIES, L.P.,
a Delaware limited partnership

By:	Gadsden Growth Properties, Inc.,
its general partner

	By:	/s/ John Hartman
Name: John Hartman
Title: CEO

Annex A

Defined Term	Section
“Agreement”	Preamble
“Bankruptcy Case”	Section 2.02(a)
“Bankruptcy Court”	Section 2.02(a)
“Breaking Ground”	Section 1.02(e)
“business day”	Section 7.02
“Closing Date”	Section 3.01
“Closing”	Section 3.01
“Code”	Section 4.01(k)
“Common Stock”	Recitals
“Convertible Security”	Section 4.01(b)
“Earn Out Agreement”	Section 1.02(e)
“Environmental Laws”	Section 4.01(n)
“ERISA”	Section 4.01(l)
“Escrow Account”	Section 5.03(a)
“Escrow Agreement”	Section 5.03(a)
“Escrowed Shares”	Section 5.03(b)
“Exchange Act Filing”	Recitals
“Exchange Act”	Recitals
“Expected Mortgage Amount”	Recitals
“First Release Date”	Section 5.03(b)(iii)
“First Revenues”	Section 1.02(e)
“GAAP”	Section 4.01(e)
“Gadsden Bylaws”	Section 4.02(a)
“Gadsden Charter”	Section 4.02(a)
“Gadsden Disclosure Letter”	Section 4.02
“Gadsden Holdings”	Recitals
“Gadsden Permits”	Section 4.02(h)
“Gadsden Realty Investments”	Recitals
“Governmental Entity”	Section 4.01(b)
“Hazardous Materials”	Section 4.01(n)
“Indemnification Claim”	Section 5.03(a)(i)(C)
“Law”	Section 4.01(b)
“Liability”	Section 4.01(g)
“Liens”	Section 1.01(b)
“Liens”	Section 1.01(b)
“Loss”	Section 5.03(b)(iii)
“Maximum Seller Mortgage Amount”	Recitals
“OPCO”	Preamble
“Order”	Section 4.01(b)
“Partnership Agreement”	Section 1.03(a)

Defined Term	Section
“Person”	Recitals
“Prior Registration Statement”	Section 4.02(o)
“Registration Statement”	Recitals
“REIT Indemnified Party”	Section 5.03(a)
“REIT”	Preamble
“Release Date”	Section 5.03(b)(iii)
“Release Time”	Section 5.01(a)
“Sale”	Section 1.01(a)
“SEC”	Recitals
“Second Release Date”	Section 5.03(b)(iii)
“Securities Act”	Recitals
“Seller Bylaws”	Section 4.01(a)
“Seller Charter”	Section 4.01(a)
“Seller Disclosure Letter”	Section 4.01
“Seller Parties”	Recitals
“Seller Permits”	Section 4.01(i)
“Seller”	Preamble
“Series A Stock”	Section 1.02(b)
“Series B Stock”	Section 1.02(b)
“Sold Entity Subsidiary”	Recitals
“Sold Entity”	Recitals
“Sold Interests”	Section 1.01(a)
“Subject Liens”	Section 1.01(b)
“Subject Property Debt”	Recitals
“Subject Property”	Recitals
“Tax Returns”	Section 4.01(k)
“Taxes”	Section 4.01(k)
“Transaction Shares”	Recitals
“Underlying Property”	Recitals

Annex A: Page ii

Schedule 1.01(b)

Description of the Subject Liens

Any Liens on the Sold Interests including the judgment of Cabot Lodge Securities LLC and the claim by Presidential Realty Operating Partnership LP or Presidential Realty Corporation as to any right own or have rights under any of the Sold Interests and including any failure of the authority of a Seller to sell, transfer and convey good title without Liens on the Sold Interests.

Schedule 1.02

To be provided by the Sellers in form and substance reasonably acceptable to the REIT

Schedule 1.05

Certain Payables by Capital Station that are Released on the Closing Date

[attached hereto]

Capital Station 65, LLC

Due to Affiliates

Due to FC REIT

Pool Maintenance	8,700.00

Garbage	425.93

Filing Fees	1,600.00

General Maintenance	8,900.00

Cash Advances - Operating Expense	200,000.00

Total	219,625.93

Due to FC OP

Acquisition Fee	719,072.00

Financing Fee	359,881.44

Asset Management Fee	1,027,467.10

Refinance	155,030.00

Insurance	28,508.67

Legal / Chapter 11	331,980.71

Cash Advances - Operating Expense	1,057,682.42

Total	3,679,622.34

Due to 2520 Tilden Fee, LLC

Refinance	15,030.00

Insurance	20,184.36

Total	35,214.36

Due to First Capital Real Estate Investments

Cash Advance	4,059.47

Total	4,059.47

Grand Total	3,938,522.10

Schedule 2.02

Other Permitted Liens

Disclosure Schedules of the Seller

Section 4.01(a)

Jurisdictions of Seller Parties

California

New York

Section 4.01(c)(v)(A)

Seller consents and approvals that are required

None.

Section 4.01(g)

Other Liabilities

None

Section 4.01(j)

Litigation

None

Section 4.01(k)

Taxes

None

Section 4.01(n)

Environmental Matters

None

Section 4.01(p)(i)

Material Contracts

Gadsden Disclosure Schedule

Section 4.02(a)

Jurisdictions of the REIT and OPCO

Arizona

Section 4.02(i)

Litigation

Exhibit I

Certain Information Regarding the Subject Property Debt

As disclosed in the disclosure schedules on file in the Bankruptcy Case.

Exhibit II

Form of Escrow Agreement

[Attached hereto]